Exhibit 10.16

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (“Lease” or “Agreement”) is made and entered into on by and between PDS GAMING CORPORATION - COLORADO, its successors and assigns (“Lessor”) and SOUTHWEST CASINO AND HOTEL CORP. (“Lessee”).

RECITALS

WHEREAS, Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor in accordance with the terms and conditions contained herein, certain equipment more fully described in the Lease Schedule or Schedules, referred to herein as a “Lease Schedule” or “Lease Schedules”, as may from time to time be executed by Lessee.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which all parties acknowledge, it is agreed as follows:

AGREEMENT

1.                                       Recitals Incorporation. The recitals set forth above are hereby incorporated into this Agreement as material parts thereof and not simply as mere recitals.

2.                                     Parties.

2.1.                              The Lessor is PDS GAMING CORPORATION - COLORADO, a Minnesota corporation, whose address is 6171 McLeod Drive, Las Vegas, NV 89120-4048.

2.2.                              The Lessee is SOUTHWEST HOTEL AND CASINO CORP., a Minnesota corporation, whose address is 2001 Killebrew Drive, Minneapolis, MN 55425. Lessee’s Tax I.D. Number is 41-1721968 and Lessee’s Organizational I.D. Number is 71-208.   Lessee’s location for the purposes of all Uniform Commercial Code filings is the State of Minnesota.

3.                                       Lease.  This Lease establishes the general terms and conditions by which Lessor shall lease the equipment and other equipment described in each Lease Schedule (the “Equipment”) to Lessee. Each Lease Schedule shall be in the form provided by Lessor and shall incorporate by reference the terms of this Lease. The Equipment is to be used in connection with that business described as Gold Rush Casino and doing business at 209 East Bennett Avenue, Cripple Creek, Colorado 80813-9609 (“Premises”).

4.                                       Term, Rent and Payment, Fees and Charges.

4.1.                              Term. The term of this Lease shall commence on the date set forth in each Lease Schedule (the “Commencement Date”) and continue as specified in such Lease Schedule (“Term”).

4.2.                              Rent and Payment. Lessee’s obligation to pay rent for the Equipment shall commence on the Commencement Date and continue for the Term. The Basic Rent, as set forth and defined in the Lease Schedules, shall be payable in such amount and on such date as set forth in the Lease Schedule. Any amounts payable by Lessee, other than Basic Rent, shall be deemed Additional Charges. Additional Charges shall be due and payable in accordance with the terms of the Lease Schedule or if not set forth therein, on the Basic Rent payment date following the date upon which the aforesaid Additional Charges accrue, or the last day of the Term, whichever is earlier. Lessee shall make all payments at the address of Lessor set forth above or at such other address as Lessor may designate in writing. As used herein, the term “Rent” shall mean all Basic Rent and Additional Charges as described in the Lease Schedules.

4.3.                              Late Charge. If any Rent is not received by Lessor or its assignees when due then a late charge on such Rent shall be due and payable with such Rent in an amount equal to one and one-half percent (1.5%) of the Capitalized Equipment Cost, as defined in the Lease Schedule, as reimbursement for administrative costs and not as a penalty.

4.4.                              ACH. Lessee shall complete, execute and deliver to Lessor an Authorization for Automatic Payment form, which authorizes Lessor to initiate variable entries to Lessee’s checking or savings account at a specified financial institution for the purpose of making payments to Lessor as contemplated by this Lease and the Lease Schedules.

4.5.                              Documentation Costs. Lessee agrees to reimburse Lessor for its documentation costs for each Lease Schedule in an amount of not less than $2,500.00 per Lease Schedule, which shall be due and payable on or before the Lease Schedule’s first payment of Basic Rent.

4.6.                              Other Expenses and Charges. In connection with the closing of each transaction, Lessee also agrees to pay all of Lessor’s out-of-pocket expenses (not to exceed $2,500.00 per Lease Schedule) in connection with the closing of each transaction, including without limitation: (i) any fees and costs of legal counsel utilized by Lessor (including in-house counsel); and (ii) all other out-of-pocket expenses incurred by or on behalf of Lessor.

4.7.                              Imposts. In addition to the monthly Basic Rent due in each Lease Schedule, Lessee agrees to pay and indemnify Lessor for, and hold Lessor harmless from and against all taxes, assessments, fees and charges (hereinafter called “Imposts”) together with any penalties, fines or interest thereon levied and imposed by any governmental agency or unit (state, local, federal, domestic or foreign), regardless of party assessed against: (i) with respect to the Lease or any Lease Schedule; (ii) upon the Equipment, its value or any interest of Lessor and/or Lessee therein; (iii) upon or on account of any sale, rental purchase, ownership, possession, use, operation, maintenance, delivery or return of the Equipment or value added thereto, other than taxes imposed on or measured by the next income or capital of Lessor. The amount of the Impost shall become Supplemental Rent to be paid by Lessee upon Lessor’s demand. If any Impost relates to a period during the Term of a Lease Schedule such Impost shall continue, notwithstanding the expiration or termination of the Lease or the Lease Schedule, until all such Imposts are paid in full by Lessee.

4.8.                              Lessor’s Performance of Lessee’s Obligations.  If Lessee fails to comply with any of its covenants or obligations herein, Lessor may, at its option, perform such covenants or obligations on Lessee’s behalf without thereby waiving such conditions or obligations or the failure to comply therewith and all sums advanced by Lessor in connection therewith shall be repayable by Lessee as Additional Charges. No such performance shall be deemed to relieve Lessee of its obligations herein.

5.                                       Certificate of Delivery and Acceptance. Lessee shall deliver to Lessor a Certificate of Delivery and Acceptance (“Certificate of Acceptance”) in the form provided by the Lessor.

6.                                       Net Lease. This Lease including each Lease Schedule is a net lease and Lessee’s obligation to pay all Rent due and the rights of Lessor or its assignees in, and to, such Rent shall be absolute and unconditional under all circumstances, notwithstanding: (i) any setoff, abatement, reduction, counterclaim, recoupment, defense or other right which Lessee may have against Lessor, its assignees, the manufacturer or seller of any of the Equipment, or any other person for any reason whatsoever, including, without limitation, any breach by Lessor of this Lease; (ii) any defect in title, condition, operation, fitness for use, or any damage to or destruction of and of the Equipment; (iii) any interruption or cessation of use or possession of the Equipment for any reason whatsoever; or (iv) any insolvency, bankruptcy, reorganization or similar proceedings instituted by or against Lessee.

7.                                       Grant of Security Interest.

7.1.                              In order to secure prompt payment of the Rent and all of the other amounts from time to time outstanding under and with respect to this Lease and any Lease Schedule, and the performance and observance by Lessee of all the agreements, covenant and provisions thereof, Lessee hereby grants to Lessor a first priority security interest in the Equipment (including, without limitation, all inventory, fixtures or other property comprising the same) together with all related software (embedded therein or otherwise) and general intangibles, all additions, attachments, accessions thereto whether or not furnished by the supplier of the Equipment, all subleases, chattel paper, and accounts, security deposits relating thereto, and any and all substitutions, replacements or exchanges for any such item of Equipment, in each case in which Lessee shall from time to time acquire an interest, and any and all insurance and/or other proceeds of the Equipment in and which a security interest is granted hereunder.

7.2.                              Lessee hereby acknowledges and agrees that to the extent Lessor’s participation in any purchase and lease of an item or items of the Equipment pursuant to this Lease or any Lease Schedule constitutes a financing of the purchase of such item or items of Equipment, Lessee’s repayment of the amounts of such financing shall apply on a “first-in-first-out” basis so that the portions of the amount of such financing used to purchase such item or items of Equipment shall be deemed re-paid in the chronological order of the use of such amounts to purchase the same.

8.                                       Location, Use Maintenance, and Inspection.

8.1.                              Location, Use, Maintenance and Repairs.

8.1.1.                     Lessee shall keep and use the Equipment on the Premises and shall not relocate or remove any of the Equipment without the prior, written consent of Lessor.

8.1.2.                     Lessee shall at all times and, at its sole cost and expense, properly use and maintain the Equipment in good operating condition, other than the normal wear and tear, and make all necessary repairs, alterations and replacements thereto (collectively, “Repairs”), all of which shall immediately become the property of Lessor and subject to this Lease.

8.1.3.                     Lessee shall comply with manufacturer instructions relating to the Equipment; and any applicable laws and governmental regulations.

8.1.4.                     Lessee shall pay all costs and expenses associated with removal and return of the Equipment.

8.2.                              Identification and Inspection.  Upon request by Lessor, Lessee shall mark each Unit conspicuously with appropriate labels or tags furnished by Lessor and maintain such markings through the Term to clearly disclose that said Unit is being leased from Lessor. Subject to Lessee’s reasonable security requirements, Lessee shall permit Lessor’s representatives to enter the Premises where any Unit is located to inspect such Unit.

9.                                       Location, Property Rights, and Liens.

9.1.                              Personal Property. All of the Equipment is personal property and Lessee shall not affix any of the Equipment to realty so as to change its nature to a fixture or real property and agrees that all of the Equipment shall remain personal property during the Term. The Equipment is, and shall at all times remain removable from the Premises. Lessee agrees that the Equipment is not essential to the Premises. Lessor expressly retains ownership and title to the Equipment.  Lessee hereby agrees that it shall be responsible for all of Lessor’s obligations as required by the state gaming laws and regulations regarding maintenance, use, possession and operation of the Equipment. Lessee hereby authorizes, empowers, and grants a limited power of attorney to Lessor to record and/or execute and file, on Lessee’s behalf, any certificates, memorandums, statements, refiling, and continuations thereof as Lessor deems reasonably necessary or advisable to preserve and protect its interest hereunder.  The parties intend to create a lease agreement and the relationship of lessor and lessee between themselves. Nothing in this Lease shall be construed or interpreted to create or imply the existence of a finance lease or installment lease contract. Lessor makes no representation regarding the treatment of this Lease, the Equipment or the payment of obligations under this Lease for financial statement reporting or tax purposes.

9.2.                              Protection of Lessor’s Property Rights. Lessor has the right to place on any part of the Equipment, a medallion or other marker of suitable size stating in substance (i) that the Equipment is the property of Lessor, and (ii) that Lessor, to protect its rights, has filed or retains the right to file in appropriate government offices a UCC Financing Statement covering the Equipment. Lessee hereby authorizes Lessor to file any and all UCC-1 and/or UCC-3 statements and/or amendments thereto related to this Lease, any Lease Schedule, and/or the Equipment without Lessee’s authentication, to the extent permitted by applicable law. If directed to do so by Lessor, Lessee will cooperate with Lessor in preparing and filing such UCC statements and/or amendments thereto. Lessee hereby agrees that by executing this Lease or any Lease Schedule that the same shall constitute Lessee’s authorization for all UCC statements and/or amendments thereto related to this Lease, any Lease Schedule and/or the Equipment.

9.3.                              Accessions. Lessee agrees that if any part of the Equipment is physically attached to other personal property that the Equipment shall not lose its identity and shall constitute an accession. Lessor shall at all times herein retain its interests in the Equipment and such interest shall continue to be perfected notwithstanding its becoming an accession.

9.4.                              Liens and Encumbrances. Unless otherwise provided herein, Lessee shall not directly or indirectly create, incur or suffer a mortgage, claim, lien, charge, encumbrance or the legal process of a creditor of Lessee of any kind upon or against this Lease or any Unit. Lessee shall at all times protect and defend, at its own cost and expense, the title of Lessor from and against such mortgages, claims, liens, charges, encumbrances and legal processes of creditors of Lessee and shall keep all the Equipment free and clear from all such claims, liens and legal processes. If any such lien or encumbrance is incurred, Lessee shall immediately notify Lessor and shall take all actions required by Lessor to remove the same.

10.                               Return of Equipment.

10.1.                        Duty of Return. At the expiration of any Term or upon termination of the Lease, Lessee at its expense shall return all of the Equipment to Lessor or its designee at the Lessor’s distribution facility in Las Vegas, Nevada, in accordance with appropriate gaming laws and regulations and the terms and conditions of the Lease Schedule. The Equipment shall include all parts, accessories, attachments, etc. originally delivered to Lessee and shall conform to all of the manufacturer’s specifications and gaming laws and regulations with respect to normal function, capability, design and condition less normal wear and tear. The terms “normal wear and tear” includes minor scratches, dents, and chips to the exterior of the device and wear to the interior components of the Equipment that is consistent with components of comparably aged machines. Upon return of the Equipment, Lessee agrees to reimburse Lessor for the full retail cost of the Equipment consisting of gaming devices that is non-functioning or missing components including, but not limited to, components at the following indicated reimbursement rate, (1) Door $400.00; (ii) Validator head $550.00; (iii) Validator Can $245.00; (iv) Monitor $250.00; (v) Circuit Board $420.00; (vi) Hopper $350.00; (vii) Glass panels $300.00 each.

10.2.                        Failure to Return. If Lessee fails to return the Equipment or any portion thereof, as provided above, within fourteen (14) days following expiration of any Term or termination of the Lease, then Lessee shall pay to Lessor an additional month’s Rent for each month, or any portion thereof, that Lessee fails to comply with the terms of this return provision, until all of the Equipment is returned, as provided herein.

11.                                 Risk of Loss, Insurance.

11.1.                        Risk of Loss. Lessee shall bear the risk of all loss or damage to any Unit or caused by any Unit during the period from the time the Unit is shipped by Lessor or the Unit’s vendor until the time it is returned as provided herein.

11.2.                        Equipment Replacement. If any part of the Equipment is lost, stolen, destroyed, seized by governmental action or, in Lessee’s opinion or Lessor’s opinion, damaged (“Event of Loss”), this Lease shall remain in full force and effect without abatement of Rent and Lessee shall promptly replace such Equipment at its sole expense with Equipment of equivalent value and utility, and similar kind and in substantially the same condition as the replaced Equipment immediately prior to the Event of Loss. Title to such replacement unit immediately shall vest and remain in Lessor, and such Equipment shall be deemed Equipment under this Lease and the applicable Lease Schedule. Upon such vesting of title and provided Lessee is not in default under this Lease, Lessor shall cause to be paid to Lessee or the vendor of the replacement unit any insurance proceeds actually received by Lessor for the replacement Equipment. Lessee shall promptly notify Lessor of any Event of Loss and shall provide Lessor with and shall enter into, execute and deliver such documentation, as Lessor shall request with respect to the replacement of any such Equipment.

11.3.                        Insurance.

11.3.1.               Lessee shall obtain and maintain in full force and effect the following insurance: (i) all risk, full replacement cost damage insurance on the Premises; (ii) commercial general liability insurance; (iii) all risk, full replacement cost property damage insurance on the Equipment (in no event less than the outstanding balance of the obligations hereunder); and (iv) workers compensation insurance. Such insurance shall: (i) name Lessor, its parents, subsidiaries, affiliates and/or assignees, as additional insureds and as first loss payees as their interests may appear (general liability and property only); (ii) provide a waiver of subrogation to Lessor (workers compensation only); and (iii) provide that the POLICY MAY NOT BE CANCELED OR MATERIALLY ALTERED WITHOUT THIRTY (30) DAYS PRIOR WRITTEN NOTICE TO LESSOR.

11.3.2.               In the event the Equipment includes automobiles, trucks, boats or other vehicles, Lessee shall obtain and maintain in full force and effect commercial liability coverage in an amount not less than $1,000,000.00 combined single limit. Such insurance shall: (i) name Lessor, its parents, subsidiaries, affiliates and/or assignees, as additional insureds and first loss payees as their interests may appear; and (ii) provide that the policy may not be canceled or materially altered without thirty (30) days prior written notice to Lessor.

11.3.3.               All such insurance required herein shall be placed with companies having a rating of at least A, Class XII or better by Bests rating service. Lessee shall maintain the insurance throughout the contract period and furnish to Lessor until the payment in full of any obligations herein, insurance certificates of a kind satisfactory to Lessor showing the existence of the insurance required hereunder and premium paid.

12.                                 Lessor’s Purchase and Performance. Upon receipt of a Lease Schedule executed and delivered by Lessee, Lessee shall bear all responsibilities and perform all obligations of Lessor, which may arise as a result of any document or agreement between Lessor and a vendor in connection with the Equipment to be leased under said Lease Schedule, other than payment of the purchase price.

13.                                 Taxes.

13.1.                        Taxes. Lessee agrees to report, file, pay promptly when due to the appropriate taxing authority and indemnify, defend, and hold Lessor harmless from and against any and all taxes (including gross receipts), assessments, license fees and other federal, state or local governmental charges of any kind or nature, together with any penalties, interest or fines related thereto (collectively, “Taxes”) that pertain to the Equipment, its purchase, or this Lease, except such Taxes based solely upon the net income of Lessor, including, but not necessarily limited to all property, sales and/or use taxes levied or assessed regardless of whether such taxes are levied or assessed against Lessor or Lessee.

13.2. Lessor’s Filing of Taxes.  Notwithstanding the foregoing, Lessor at its election may report and file sales and/or use tax reports, which are filed and paid periodically through the Term, and the amounts so due may be invoiced to Lessee and payable as specified therein.

14.                                 Indemnification.  Except for the negligence of Lessor, its employees or agents and assigns, Lessee hereby assumes liability for and agrees to indemnity, defend, protect, save and hold harmless the Lessor, its agents, employees, directors and assignees from and against any and all losses, damages, injuries, claims, administration of claims, penalties, demands and all expenses, legal or otherwise (including reasonable attorneys’ fees) of whatever kind and nature arising from the purchase, ownership, use, condition, operation or maintenance of the Equipment, or any agreement between Lessor and a vendor (including purchase or sales orders), until the Equipment is returned to Lessor. Any claim, defense, setoff, or other right of Lessee against any such indemnified party shall not in any way affect, limit, or diminish Lessee’s indemnity obligations hereunder. Lessee shall notify Lessor immediately as to any claim, suit, action, damage, or injury related to the Equipment of which Lessee has actual or other notice and shall, at its own cost and expense, defend any and all suits, including frivolous suits and claims, which may be brought against Lessor, shall satisfy, pay and discharge any and all judgments and fines that may be recovered against Lessor in any such action or actions, provided, however, that Lessor shall give Lessee written notice of any such claim or demand. Lessee agrees that its obligations under this section shall survive the expiration or termination of this Lease.

15.                                 Representations and Warranties.  Lessee hereby represents and warrants to Lessor that:

15.1.                        It is an entity duly organized, validly existing and in good standing under the laws of the state of its formation;

15.2.                        Lessee’s true legal name is as set forth in this Agreement and that it shall not change its name without thirty (30) days’ written notice to Lessor;

15.3.                        It has the power and authority to execute, deliver and perform this Agreement and other instruments and documents required or contemplated herein;

15.4.                        The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Lessee, does not and will not require the approval of any other interested parties of Lessee and does not and will not contravene any Certificate or Articles of formation or internal bylaws or agreement of Lessee, and does not constitute a default of any indenture, contract, agreement, mortgage, deed of trust, document or instrument to which Lessee is a party or by which Lessee is bound;

15.5.                        The person(s) executing this Agreement on behalf of Lessee has or have been properly authorized to execute the same;

15.6.                        Lessee has obtained, maintains, and will maintain, on an active and current basis, all licenses, permits, registrations, approvals and other authority as may be required from any applicable federal, state, tribal and local governments and agencies having jurisdiction over it and the subject matter of this Agreement;

15.7.                        There are no suits, actions, proceedings or investigations pending or threatened or any basis therefore which might materially or adversely affect the condition, business or prospects of it or affect the ability of it to perform its obligations under this Agreement or have a material adverse effect upon the financial condition of it or the validity or enforceability of this Agreement;

15.8.                        Lessee is not currently the subject of any pending or threatened bankruptcy or insolvency proceeding;

15.9.                        Lessee is not presently insolvent and this Agreement will not render Lessee insolvent. As used in this section, the term “insolvent” means that the sum total of all of Lessee’s liabilities (whether secured or unsecured, contingent or fixed, or liquidated or unliquidated) is in excess of the value of Lessee’s non-exempt assets (i.e. all of the assets of the entity that are available to satisfy claims of creditors);

15.10.                  As of the date hereof, its obligations under this Agreement are not subject to any defense, setoff or counterclaim;

15.11.                  Lessee is not currently aware of any event, condition, fact or circumstance, which, after the execution of this Agreement, would prevent Lessee from having sufficient working capital to pay all of Lessee’s debts as they become due;

15.12.                  This Agreement constitutes a valid and legally binding agreement and is enforceable in accordance with its terms, except to the extent that enforcement of any remedies may be limited by applicable bankruptcy, insolvency, general principles of equity or other similar laws affecting generally the enforcement of creditors remedies;

15.13.                  There have been no amendments, modifications, waivers or releases with respect to this Agreement or any provisions hereof whether oral or written prior to execution hereof;

15.14.                  The Lessee’s state of formation and/or the location of the Premises will not be changed without thirty (30) days’ prior written notice to Lessor; and

15.15.                  To the best of its knowledge and belief, no further order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory or public or tribal body or authority is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of this Agreement.

16.                                 Warranty, Disclaimers and Limitations of Liability.

16.1.                        Pre-owned Gaming Devices. Each pre-owned gaming device supplied herein by Lessor, which is subject to this Lease or Lease Schedule, if any, is leased “as is.” Notwithstanding anything to the contrary contained herein, Lessor makes no representation or warranty of any kind concerning any software included with the Equipment, including any representation that the software is approved for use in Lessee’s jurisdiction or is not subject to a rescission notification issued by the original manufacturer. Lessor warrants that the new gaming devices or Equipment subject to this Lease or Lease Schedule, if any, will be mechanically sound and in good working order for a period of thirty (30) days following delivery. Lessee’s sole and exclusive remedy in the event of defect of a pre-owned gaming device is expressly limited to the restoration of the device to good working condition by adjustment, repair or replacement of defective parts, at Lessor’s election. There are no other warranties, express or implied, including but not limited to, warranties of merchantability or fitness for a particular purpose. No affirmation of fact, including, but not limited to, statements regarding suitability for use or performance of such Equipment shall be deemed to be a warranty of Lessor for any purpose. The Lessee will bear the cost of returning any defective pre-owned gaming devices to Lessor, including shipping and reasonable packaging. Lessor will bear the cost of returning the repaired or replacement device to the Lessee, including shipping and reasonable packaging. Repair of damage caused by the Lessee’s negligence or intent, or damage caused by third parties is the responsibility of the Lessee and shall in no event be the responsibility of Lessor.

16.2.                        New Gaming Devices or Equipment. Lessor makes no warranties, express or implied, including, but not limited to, warranties of merchantability or fitness for a particular purpose with regard to any new gaming devices or equipment acquired by Lessor for lease to Lessee hereunder from an Original Equipment Manufacturer or Supplier (“OEM”).  No affirmation of fact, including but not limited to, statements regarding suitability for use or performance of such Equipment shall be deemed to be a warranty of Lessor for any purpose.  All OEM warranties, if any, shall extend to Lessee, subject to the terms and conditions of said OEM warranty and to the extent as it may apply to any Equipment leased herein.

16.3.                        Disclaimer and Limitations of Liability. Notwithstanding anything herein to the contrary, Lessor shall not be responsible or liable for any revenues foregone by the Lessee, while any part of the Equipment is not functioning properly. Lessor shall also not be responsible or liable for any losses, damages, injuries, claims, penalties, demands and all expenses, legal or otherwise (including reasonable attorneys’ fees) of whatever kind and nature arising from any patron disputes involving such Equipment.  The liability of Lessor and the OEM of any of the Equipment leased hereunder, whether in contract, in tort, under warranty, in negligence or otherwise, shall not exceed the fair market value of the Equipment itself and under no circumstances shall Lessor or the OEM of any of the Equipment be liable for direct, special, indirect, or consequential damages. Neither Lessor nor any manufacturer of any of the Equipment shall be liable in any respect for the acceptance of counterfeit and/or fraudulent materials (i.e. tokens, coins, bills, etc.) by the Equipment. Any unauthorized modification, alteration, or revision of all or any portion of the Equipment shall cause the warranty described above to be null and void.  Lessor, its affiliates, subsidiaries, representatives, and agents make no other warranty, express or implied.  IN NO EVENT SHALL LESSOR BE LIABLE FOR DIRECT, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, ARISING OUT OF THIS LEASE OR ANY LEASE SCHEDULE REGARDLESS OF THE NATURE OF ANY CLAIM MADE BY LESSEE.

17.                                 Assignment of Lease. Lessee acknowledges and agrees that Lessor may assign, mortgage, or otherwise transfer its interest thereunder and/or in the Equipment to others (“Assignees”) without any consent of Lessee, provided however that Lessee shall be notified of any assignment. Accordingly, Lessee and Lessor agree that upon such assignment, Lessee (i) shall acknowledge such assignment in writing by executing a Notice, Consent and Acknowledgment of Assignment furnished by Lessor; (ii) shall promptly pay all Rent when due to the designated Assignees, notwithstanding any defense, setoff, abatement, recoupment, reduction or counterclaim whatsoever that Lessee may have against Lessor; (iii) shall not permit the Lease or Lease Schedule so assigned to be amended or the terms thereof waived without the prior written consent of the Assignees; (iv) shall not require the Assignees to perform any obligations of Lessor under such Lease Schedule; (v) shall not terminate or attempt to terminate the Lease or Lease Schedule on account of any default by Lessor; and (vi) acknowledges that any Assignee may reassign its rights and interest with the same force and effect as the assignment described herein. Lessee shall not assign this Lease or any Lease Schedule or assign its rights in or sublet the Equipment, or any interest therein without Lessor’s and its Assignee’s prior written consent, which consent shall not be unreasonably withheld.

18.                                 Financial Information, Further Assurances.

18.1.                        Financial Information. Lessee will provide Lessor monthly financial statements within thirty (30) days of each calendar month. Annual audited financial statements provided within one hundred twenty (120) days of fiscal year-end. Throughout the Term, Lessee shall deliver to Lessor copies of all current financial information of Lessee and any parent entity of Lessee, which will reflect the financial condition and operations of Lessee as well as such other information regarding Lessee reasonably requested by Lessor or its Assignees.

18.2.                        Further Assurances. Lessee shall execute and deliver to Lessor, such other documents, and take such further action as Lessor may request to effectively carry out, the intent and purposes of this Lease and the Lease Schedules. All documentation shall be in a form acceptable to Lessor and its Assignees.

18.3.                        Lease Agreement.  If any court of competent jurisdiction should determine that this Lease constitutes a security arrangement as opposed to a true lease, the parties then agree that this Lease shall constitute a security agreement within the meaning of the

Uniform Commercial Code and that the Lessor shall be considered a secured party under the provisions thereof and shall be entitled to all the rights and remedies of a secured party.  Lessee, as debtor, grants to Lessor, as secured party, a security interest in the Equipment; provided nothing herein shall be construed nor shall the inclusion of this paragraph be interpreted as derogating from the stated intent and contractual understanding of the parties that this is a true lease.

19.                                 Default by Lessee.  Lessee shall be deemed in default under this Agreement upon the occurrence of any one of the following events (“Event of Default”):

19.1.                        Failure to make any payment due under this Agreement or any Lease Schedule by its due date;

19.2.                        Lessee’s cancellation, termination, alteration, or rescission of the Authorization for Automatic Payment without the prior approval of Lessor;

19.3.                        Lessee’s rejection of any authorized withdrawal, payment or entry permitted by the Authorization for Automatic Payment;

19.4.                        Failure to perform any other obligation under this Agreement or any Lease Schedule within thirty (30) days after receipt of written notice of default and failure to cure; provided, however, that no notice shall be required where a breach or threatened breach would cause irreparable harm to Lessor and Lessor may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach;

19.5.                        Lessee shall fail to pay its debts as they become due, shall make an assignment for the benefit of its creditors, shall admit in writing its inability to pay its debts as they become due, shall file a petition under any chapter of the Federal Bankruptcy Code or any similar law, state or federal, now or hereafter existing, shall become “insolvent” as that term is generally defined under the Federal Bankruptcy Code, shall in any involuntary bankruptcy case commenced against it file an answer admitting insolvency or inability to pay its debts as they become due, or shall fail to obtain a dismissal of such case within one hundred twenty (120) days after its commencement or convert the case from one chapter of the Federal Bankruptcy Code to another chapter, or be the subject of an order for relief in such bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any proceeding for the purpose of reorganization, arrangement, dissolution or liquidation, and such custodian, trustee or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within sixty (60) days of the appointment.

19.6.                        Lessee materially defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced, any indebtedness of Lessee for money borrowed, whether such indebtedness now exists or shall be created hereafter, which material default (monetary or otherwise) is not cured within (30) days;

19.7.                        Lessee shall be dissolved, liquidated or wound up or is enjoined, restrained, fails or is in any way prevented from maintaining its existence as a going concern in good standing (excepting, however, reorganizations, consolidations and/or mergers into or with affiliates owned by, owning or under common control of or with such entity or into the parent of such entity, provided the succeeding organization assumes and accepts such entity’s obligation hereunder);

19.8.                        Lessee attempts to remove, sell, transfer, encumber, part with possession or sublet any part of the Equipment without the prior written consent of Lessor;

19.9.                        Any part of the Equipment is lost, stolen or destroyed;

19.10.                  Any part of the Equipment is attached, levied upon, encumbered, pledged, or seized under any judicial process;

19.11.                  Any warranty or representation made or furnished to Lessor by or on behalf of Lessee is false or misleading in any material respect when made or furnished;

19.12.                  Failure of Lessee to maintain in full force and effect the licenses, permits and certifications that may be required under any applicable gaming laws for the operation of Lessee’s business;

19.13.                  The revocation of any gaming license of Lessee;

19.14.                  The denial of any gaming license application of Lessee;

19.15.                  Failure of Lessee to comply with all gaming statutes and regulations;

19.16.                  Failure of Lessee to maintain the insurance required by this Agreement; and/or

19.17.                  Any merger, consolidation, sale, change in control or any transfer of a majority of Lessee’s business or assets.

20.                                 Lessor Remedies.

20.1.                        Lessee acknowledges that the enforcement of this Agreement may require approval of certain regulatory authorities and copies of all Default Notices, legal proceedings, etc. will be forwarded to the appropriate agency as required by state law or regulation. Lessee further acknowledges that upon any Event of Default, and at any time thereafter, Lessor, may in addition to any and all rights and remedies it may have at law or in equity, without notice to or demand upon any party to this Agreement and at its sole option;

20.1.1.                      Declare all amounts remaining unpaid under this Agreement immediately due and payable and interest shall accrue on any outstanding balance due Lessor at a rate of 1.5% per month, which is 18% per annum, until paid in full;

20.1.2.                      Proceed by appropriate court action or other proceeding, either at law or in equity to enforce performance by Lessee of any and all covenants of this Agreement;

20.1.3.                      Enter onto Lessee’s premises in person or by agent and take possession of the Equipment;

20.1.4.                      Require Lessee to return the Equipment, at Lessee’s expense, to a place designated by Lessor;

20.1.5.                      Render the Equipment unusable in such manner as is reasonable under the circumstances and as may be allowed by applicable law;

20.1.6.                      Dispose of the Equipment, as Lessor in the good faith exercise of its discretion deems necessary or appropriate;

20.1.7.                      Without demand, advertisement or notice of any kind (except such notice as may be required under the Uniform Commercial Code, if applicable, and all of which are, to the extent permitted by law, hereby expressly waived), sell, resell, lease, re-lease or dispose of the Equipment in any manner;

20.1.8.                      If not already the property of Lessor, purchase the Equipment at public sale with credit on any amounts owed;

20.1.9.                      If not already the property of Lessor, purchase the Equipment at private sale for a price and on such terms as is determined by an independent appraiser appointed by Lessor to be the price and terms at which a willing seller would be ready to sell to an able buyer;

20.1.10.                Proceed immediately to exercise each and all of the powers, rights, and privileges reserved or granted to Lessor under this Agreement;

20.1.11.                Subject to applicable and appropriate gaming laws, rules, laws and regulations, and required approvals, take possession, sell and/or re-lease any unit of the Equipment as Lessor may desire, in its sole discretion without demand or notice, wherever the same may be located, without any court order or pre-taking hearing, any and all damages occasioned by such retaking being specifically waived herein by Lessee;

20.1.12.                Take control of any and all proceeds to which Lessee is entitled;

20.1.13.                Exercise any other remedies available to a Lessor under the Uniform Commercial Code if applicable;

20.1.14.                Immediately seek equitable relief in a court of competent jurisdiction to enjoin a breach of this Agreement where said breach or threatened breach would cause irreparable harm to Lessor; and/or

20.1.15.                Exercise any other rights or remedies provided or available to Lessor at law or in equity.

20.2.                        With respect to any exercise by Lessor of its right to recover and/or  dispose of the Equipment under this Lease or any Lease Schedule, Lessee acknowledges and agrees as follows: (i) Lessor shall have no obligation, subject to the requirements of commercial reasonableness, to clean-up or otherwise prepare the Equipment for disposition, (ii) Lessor may comply with any applicable state or federal law requirements in connect on with any disposition of the Equipment and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any disposition of such Equipment, (iii) If Lessor purchases any of the Equipment at public or private sale, Lessor may pay for the same by crediting some or all of Lessee’s obligations under this Lease or any Lease Schedule.

20.3.                        No waiver by Lessor, its affiliates, successors or assigns, of any default, including, but not limited to, acceptance of late payment after the same is due, shall operate as a waiver of any other default or of the same default on a future occasion. In the Event of Default, Lessor shall be entitled to recover all costs, expenses, losses, damages and legal costs (including reasonable attorneys’ fees) incurred by Lessor in connection with the enforcement of Lessor’s remedies. All rights and remedies of Lessor are cumulative and are in addition to any other remedies provided for at law or in equity including the Uniform Commercial Code, if applicable, and may, to the extent permitted by law, be exercised concurrently or separately.  A termination hereunder shall occur only upon written notice by Lessor to Lessee and no repossession or other act by Lessor after default shall relieve Lessee from any of its obligations to Lessor hereunder unless Lessor so notifies Lessee in writing.

20.4.                        In the event of a default by Lessee, Lessor may, at its option, declare this Agreement terminated without further liability or obligation to the defaulting party.

21.                                 Compliance With Governmental Agencies.

21.1.                        All services furnished hereunder shall comply with the requirements of all governmental authorities having jurisdiction (the “Authorities”). The terms and conditions of the Lease or any Lease Schedule shall be subject to the approval by the Authorities, if such approval is so required. It is understood that, if at any time either prior to or subsequent to the initial starting date of the Lease or any Lease Schedule, the Authorities shall render a final determination either disapproving the terms and conditions of the Lease or any Lease Schedule or denying the application of Lessor for a gaming license, vendor registration or casino service supplier, or if Lessor already has such a license, the qualifications of Lessor that then, in either of such events, the Lease, or any lease schedule shall be deemed terminated, as of the date of such disapproval or denial, as though such date were the date originally fixed herein for the notice of termination of the Lease or any lease schedule.

21.2.                        If the Lease or any lease schedule is so terminated, then Lessee shall tender payment to Lessor of (i) any amounts then due and owing under the Lease and any lease schedule, including but not limited to such items as rent, late charges, and taxes paid by or assessed upon Lessor, and (ii) the amount equal to the Termination Value, as defined below, and Lessor shall transfer title to the Equipment to Lessee and in that event the parties hereto shall have no further liability to each other. Lessee agrees to comply with all requirements of every governmental authority which has jurisdiction over the Lease or any lease schedule and over Lessee. Termination Value shall be defined as the net present value of the remaining rentals due, including the purchase option amount, discounted at the original all-in yield, for each Lease Schedule.

22.                                 Waiver of Jury Trial.  The pasties hereby knowingly and voluntarily waive their right to a jury trial on any claim or cause of action based upon or arising out of directly or indirectly, this Lease or any Lease Schedules, any dealings between the parties relating to the subject matter hereof or thereof, and/or the relationship that is being established between the parties. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). This waiver may not be modified orally, and the waiver shall apply to any subsequent amendment, renewals, supplement or modifications to this Lease. In the event of litigation, this Lease may be filed as a written consent to a trial by the court.

23.                                 Miscellaneous.

23.1.                        Amendments or Modifications. This Lease shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

23.2.                        Binding Effect. This Lease shall be binding upon and inure to the benefit of the parties and their respective, permitted successors, heirs, executors, administrators, assigns, and all persons claiming by, through or under them.

23.3.                        Captions, Headings and Titles. The captions, headings and titles of the various sections of this Lease are for convenience only and are not to be construed as confining or limiting in anyway the scope or intent of the parties or the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

23.4.                        Compliance With All Laws. The Lessee shall not to violate any law or regulation including without limitation, any gaming law or regulation or to engage in any act or omission which tends to bring discredit upon the gaming industry or otherwise jeopardizes the other party’s ability to engage in business with businesses licensed by any applicable regulatory authorities. Lessor shall use its good faith judgment in determining whether any such violation, act or omission of Lessee or its directors, officers or managers, if any, places Lessor’s business or licenses at risk and upon such determination Lessor shall have the right to immediately terminate this Lease or any Lease Schedule without further liability to Lessee.

23.5.                        Reserved (Intentionally Omitted).

23.6.                        Confidentiality.

23.6.1.               Lessee shall not disclose information relating to the operations of Lessor, its affiliates or subsidiaries, to persons other than the management of Lessor or to those governmental or regulatory authorities having competent jurisdiction over Lessor or its business, unless Lessor shall have given prior written consent for the release of such information. Lessor may require Lessee to execute a nondisclosure agreement in connection with this Agreement and Lessee, if so requested by Lessor, agrees to execute the same.

23.6.2.               Lessor and its employees shall keep all statistical, financial, confidential, and/or personal data requested, received, stored or viewed by Lessor in connection with this Agreement in the strictest confidence. Lessor agrees not to divulge to third parties, without the written consent of Lessee, any such information unless: (i) the information is known to Lessor prior to obtaining the same; (ii) the information is, at the time of disclosure by Lessor, then in the public domain; (iii) the information is obtained by Lessor from a third party who did not receive same, directly or indirectly from Lessee and who has no obligation of secrecy with respect thereto; or (iv) the information is requested by and divulged to a governmental or regulatory authority having competent jurisdiction over Lessor or its business. Lessor further agrees that it will not, without the prior written consent of Lessee, disclose to any third party any information developed or obtained by Lessor in the performance of this Agreement except to the extent that such information falls within one of the categories described above.

23.7.                        Counterparts. This Lease may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed or otherwise authenticated, shall be deemed to be an original, but all such counterparts together shall constitute but one and the same document.

23.8.                        Effective Only Upon Execution by Authorized Officer. Neither this Lease nor any Lease Schedule shall be deemed to constitute an offer or be binding upon Lessor until executed by Lessor’s authorized officer. No representations made by any Lessor’s salespersons or anyone else shall be binding unless incorporated herein in writing.

23.9.                        Entire Agreement. This Lease along with any Lease Schedules and related instruments executed in connection therewith constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, negotiations, representations or understandings, whether written or oral, between the parties hereto relating to the subject matter of this Lease or any Lease Schedules. Any prior agreements, promises, negotiations, representations or understandings, either oral or written, not expressly set forth in this Lease, any Lease Schedule, or related instruments executed in connection therewith shall no force or effect.

23.10.                  Further Assurances. The parties further covenant and agree to do, execute and deliver, or cause to be done, executed and delivered, and covenant and agree to use their best efforts to cause their successors and assigns to do, execute and deliver, or cause to be done, executed and delivered, all such further acts, transfers and assurances, for implementing the intention of the parties under this Agreement, as the parties reasonably shall request. The parties agree to execute any additional instruments or agreements necessary to carry out the intent of this Lease.

23.11.                  Governing Law. The substantive and procedural laws of the State of Nevada shall govern the validity, construction, interpretation, performance and enforcement of this Agreement and the parties agree to jurisdiction in Nevada without reference to its conflict of laws provisions regardless of the location of the Equipment. The parties also hereby agree that any action and/or proceeding in connection with this Agreement shall only be brought in the venue of Clark County, Nevada.

23.12.                  Governing Law (Sovereign Nation Only). In the event that Lessee is an Indian Tribe as defined by the Indian Gaming Regulatory Act, 25 U.S.C. §2701 et seq. or a sovereign nation, the parties agree that the immediate section above shall be null and void and Lessee hereby grants a limited waiver of its Sovereign Immunity, for the sole benefit of Lessor, such waiver being limited to actions or claims by Lessor against Lessee, or by Lessee against Lessor, which shall arise directly from, or are related to, this Agreement.  Any action brought by or against Lessor may be brought only in the United States District Court most near Lessee’s primary place of business regardless of the location of the Equipment. The law to be applied by said United States District Court in any such action shall be the law of the State of Nevada, including the Uniform Commercial Code, as adopted by the State of Nevada, without reference to any Nevada choice of law provisions. Without in any way limiting the generality of the foregoing Lessee expressly authorizes any governmental or other agency authorities who have the right and duty under applicable law to take any and all action authorized or ordered by any court, including without limitation, entering the land of Lessee and repossessing the Equipment or otherwise giving effect to any judgment entered.  It is the intent of the parties that Lessor will be able to obtain possession of the Equipment in accordance with the rights afforded it under applicable laws and/or any court order.

23.13.                  Governmental Regulations. Notwithstanding anything in this Lease or any Lease Schedule to the contrary, in the event any federal, state, local or other governmental body’s statutes, laws, rules, or regulations are enacted/promulgated, the impact of which will materially impact the methods and/or costs of Lessor under this Lease or any Lease Schedule, then, in that event, Lessor, upon written notice to Lessee, may request a renegotiation of this Lease or any Lease Schedule. Any modifications to this Lease or any Lease Schedule resulting from such renegotiation shall become effective on the latest date as permitted by the governmental body. In the event the parties are unable to reach a satisfactory agreement during said renegotiations, Lessor shall have the right to cancel the Lease or any Lease Schedule at anytime by not less than sixty (60) days prior written notice to Lessee, whereupon the Lease and/or Lease Schedule shall be null and void.

23.14.                  Independence of Parties. All persons hired or employed by each party in the discharge of this Lease shall be considered employees of that party and not of any other party to this Lease and shall be solely and exclusively under the hiring or employing party’s direction and control. Neither party nor any of its employees (i) shall be held or deemed in any way to be an agent, employee or official of the other party, or (ii) shall have the authority to bind the other party in any manner whatsoever. Each party further agrees to have all persons employed by it properly covered by worker’s compensation or employer’s liability insurance, as required by law and to assume and pay at its own cost all taxes and contributions required by an employer under any and all unemployment insurance, old age pensions, and other applicable so-called Social Security Act.

23.15.                  Intellectual Property Rights Not Conveyed. Nothing in this Lease shall be construed as to grant or convey to Lessee any right, title or interest in and to any intellectual property rights (including software, patent, copyright and/or trademark) to any part of the Equipment.

23.16.                  Lease Irrevocable. This Lease is irrevocable for the full Term hereof and the Rent shall not abate by reason of termination of Lessee’s right of possession and/or the taking of possession by the Lessor or for any other reason.

23.17.                  License and Permits. Each party shall obtain and maintain on an active and current basis, all licenses, permits, registrations, approvals and other authority as may be required from any applicable federal, state, tribal and local governments and agencies having jurisdiction over the subject matter of this Lease and any Lease Schedule.

23.18.                  Multiple Second Parties.  If more than one Lessee is named in this Lease or a Lease Schedule the liability of each shall be joint and several.

23.19.                  No Joint Venture, Partnership or Agency Relationship. Neither this Lease nor any Lease Schedule shall create any joint venture or partnership between the parties. Nothing contained in this Lease and any Lease Schedule shall confer upon either party any proprietary interest in, or subject a party to any liability for or in respect of the business, assets, profits, losses or obligations of the other. Nothing herein contained shall be read or construed so as to make the parties a partnership, nor shall anything contained herein be read or construed in any way to restrict the freedom of either party to conduct any business or activity whatsoever without any accountability to the other party. Neither party shall be considered to be an agent or representative of the other party or have any authority or power to act for or undertake any obligation on behalf of the other party except as expressly authorized by the other party in writing. Any such unauthorized representation or action shall be considered a breach of this Lease and any Lease Schedule.

23.20.                  Nondiscrimination. Neither party shall discriminate against any person on the basis of race, color, sex, national origin, disability age, religion, handicapping condition (including AIDS or AIDS related conditions), or any other class protected by United States federal law or regulation.

23.21.                  Non-Party Beneficiaries. Nothing herein, whether express or implied shall be construed to give any person other than the parties, and their successors and permitted assigns, any legal or equitable right, remedy of claim under or in respect of this Lease and any Lease Schedule; but this Lease and any Lease Schedule shall be held to be for the sole and exclusive benefit of the parties, and their successors and assigns.

23.22.                  Notices. Except as otherwise required by law, all notices required herein shall be in writing and sent by prepaid certified mail or by courier, addressed to the party at the address of the party specified herein or such other address designated in writing. Notices are deemed to have been received (i) on the fourth business day following posting thereof in the U.S. Mail, properly addressed and postage prepaid, (ii) when received in any medium if confirmed or receipted for in the manner customary in the medium employed, or (iii) if acknowledged in any manner by the party to whom the communication is directed.

23.23.                  Privileged Licenses.

23.23.1.                Lessee acknowledges that Lessor, its parent company, subsidiaries and affiliates, are businesses that are or may be subject to and exist because of privileged licenses issued by governmental authorities. If requested to do so by Lessor, Lessee, and its agents, employees and subcontractors, shall obtain any license, qualification, clearance or the like which shall be requested or required of any of them by Lessor or any regulatory authority having jurisdiction over Lessor or any parent company, subsidiary or affiliate of Lessor.  If Lessee, or its agents, employees, or subcontractors, fails to satisfy such requirement or if Lessor or any parent company, subsidiary or affiliate of Lessor is directed to cease business with Lessee or its agents, employees or subcontractors by any such authority, or if Lessor shall in good faith determine, in Lessor’s sole and exclusive judgment that Lessee, or any of its agents, employees, subcontractors, or representatives (i) is or might be engaged in, or is about to be engaged in, any activity or activities, or (ii) was or is involved in any relationship, either of which could or does jeopardize Lessor’s business or such licenses, or those of a parent company, subsidiary or affiliate, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Lease and any Lease Schedule may be immediately terminated by Lessor without further liability to Lessee.

23.23.2.                Lessee further acknowledges its understanding that it is illegal for a denied gaming license applicant or a revoked gaming licensee, or a business entity under such a person’s control, to enter or attempt to enter into a contract with Lessor, its parent company, subsidiaries or any affiliate, without the prior approval of the Nevada Gaming Commission or other applicable gaming authorities. Lessee affirms that it is not such a person or entity and that it is not under the control of such a person; and agrees that this Lease and any Lease Schedule is subject to immediate termination by Lessor, without further liability to Lessee, if Lessee is or becomes such a person or entity or is under the control of such a person.

23.24.                  Pronouns. Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein in which the context requires such substitution or substitutions.

23.25.                  Regulatory Approvals. Certain transactions contemplated by this Lease and any Lease Schedule may require the approval of governmental regulatory authorities. Those transactions are entirely conditional upon and subject to the prior approval of such authority. If the transactions are not so approved, they shall be null and void ab initio. The parties shall cooperate with one another and move promptly with due diligence and in good faith to request any required or appropriate regulatory approvals. If the action or inaction of any governmental regulatory authority renders the parties unable to consummate any transaction contemplated by this Lease and any Lease Schedule which thereby denies a party a material benefit contemplated by this Lease and any Lease Schedule resulting in the unjust enrichment of the other party, the parties shall negotiate in good faith an amendment to this Lease and any Lease Schedule which fairly compensates the party denied the benefit.

23.26.                  Riders. In the event that any riders are attached hereto and made a part hereof and if there is a conflict between the terms and provisions of any rider, including any Lease Schedule and the terms and provisions herein, the terms and provisions of the rider or Lease Schedule shall control to the extent of such conflict.

23.27.                  Setoffs. The monies owed by Lessee herein shall be paid in full when due under the terms of this Lease and any Lease Schedule without right of setoff of any monies owed by Lessor to Lessee under any other agreement or for any other purpose.

23.28.                  Severability. Each term, covenant condition or provision of this Lease and any Lease Schedule shall be viewed as separate and distinct, and in the event that any such term, covenants, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

23.29.                  Subcontracting. Lessee shall not subcontract any of its obligations herein, or any portion thereof, without Lessor’s prior written consent. Consent by Lessor to any subcontracting of Lessee’s obligations or responsibilities as set forth in this Lease and any Lease Schedule shall not be deemed to create a contractual relationship between Lessor and the subcontracting party.

23.30.                  Suitability. Lessee understands and acknowledges that this Lease and any Lease Schedule, at Lessor’s discretion, may be subject to Lessee and its principals completing and submitting to Lessor a due diligence compliance questionnaire (including an Authorization for the Release of Information) and being found suitable by Lessor’s Compliance Committee. Notwithstanding any other provision in this Lease and any Lease Schedule to the contrary, Lessor may terminate this Lease and any Lease Schedule without further obligation or liability to Lessee if, in the judgment of Lessor’s Compliance Committee, the relationship with Lessee or its principals could subject Lessor to disciplinary action or cause Lessor to lose or become unable to obtain or reinstate any federal, state and/or foreign registration, license or approval material to Lessor’s business or the business of any Lessor subsidiary.

23.31.                  Survival of Indemnities. All indemnities of Lessee shall survive and continue in fill force and effect for events occurring prior to the return of the Equipment to the Lessor, notwithstanding the expiration or termination of the Term.

23.32.                  Time of Essence. Time is of the essence of this Lease and any Lease Schedules. In the event the provisions of this Lease or any Lease Schedule require any act to be done or to be taken hereunder on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday.

23.33.                  Waiver. The failure of any party to insist, in any one or more instances, upon performance of any of the provisions of this Lease or any Lease Schedule or to take advantage of any of its rights hereunder shall not operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right or power. Accordingly, the acceptance of rent by Lessor after it is due shall not be deemed to be a waiver of any breach by Lessee of its obligations under this Lease or any Lease Schedule.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set fort above.

LESSEE:		LESSOR:

By:	/s/ Thomas E. Fox	By:

Print Name:	Thomas E. Fox	Print Name:

Its:	Chief Financial Officer	Its:

LEASE SCHEDULE NO. 1

(With Options)

THIS LEASE SCHEDULE NO. 1 (“Leave Schedule”) is attached to and made a part of the Master Lease Agreement (“Lease”) between PDS GAMING CORPORATION - COLORADO, its successors and assigns (“Lessor”), and SOUTHWEST CASINO AND HOTEL CORP. (“Lessee”), dated _______________________.

1.                                         Definitions. Terms not otherwise defined in this Lease Schedule shall have the meaning attributed to such terms in the Lease.

2.                                         Description of Equipment. The equipment listed on Attachment “A” to this Lease Schedule (the “Equipment”) is added to the equipment leased under the Lease and made subject to the provisions of the Lease. The capitalized cost of the Equipment is $1,144,500.00 (“Capitalized Equipment Cost”).

3.                                         Commencement Date. The Commencement Date for the Equipment leased under this Lease Schedule shall be the Acceptance Date set forth in the Certificate of Delivery and Acceptance executed by Lessee in connection with this Lease Schedule.

4.                                         Term.  The Term shall commence on the Commencement Date and shall continue for thirty-six (36) consecutive months. This Lease Schedule shall be non-cancelable for the duration of the Term or any Renewal Term (defined below).

5.                                     Basic Rent and Payments. The Basic Rent due each month during the Term for the Equipment is as follows:

a.                                       The first payment of basic rent (not including applicable taxes) under this Lease Schedule in an amount equal to $34,874.35 (“Basic Rent”) shall he initially due and payable on the Commencement Date (“First Payment Date”).

b.                                      The second payment of Basic Rent shall be due and payable on the same calendar day of the subsequent month. All remaining payments of Basic Rent shall be due and payable on the same calendar day of each month for the remainder of the Term.

6.                                       Fees And Charges.

a.                                       Origination and Documentation Fee. Lessee agrees to pay to Lessor an Origination and Documentation Fee for this Lease Schedule in an amount equal to $2,500.00, which shall be due and payable on or before the First Payment Date.

b.                                      Imposts. In addition to the monthly Basic Rent due as set forth above, Lessee agrees to pay and indemnify Lessor for, and hold Lessor harmless from and against all taxes, assessments, fees and charges (hereinafter called “Imposts”) together with any penalties, fines or interest thereon levied and imposed by any governmental agency or unit (state, local, federal, domestic or foreign), regardless of party assessed against (i) with respect to the Lease or this Lease Schedule; (ii) upon the Equipment, its value or any interest of Lessor and/or Lessee therein (iii) upon or on account of any sale, rental, purchase, ownership, possession, use, operation, maintenance, delivery or return of the Equipment, or value added thereto, other than taxes imposed on or measured by the next income or capital of Lessor. The amount of the Impost shall become Supplemental Rent to be paid by Lessee upon Lessor’s demand. If any Impost relates to a period during the Term (initial or renewed, if applicable) (no matter when it is assessed) then Lessee’s liability for such Impost shall continue, notwithstanding the expiration or termination of the Lease or this Lease Schedule, until all such Imposts are paid in full by Lessee.

7.                                       Security Deposit.  Due and payable on the Commencement Date, Lessee shall pay to Lessor, a Security Deposit in an amount equal to one (1) month of the Basic Rent.  The Security Deposit will be held by the Lessor for the Term of the Lease and will be, at Lessor’s sole discretion, either (i) returned to Lessee upon satisfactory completion of the terms and conditions of the Lease; or (ii) if Lessee has not been in default under the Term (initial and/or renewed, if applicable) of the Lease or this Lease Schedule, applied to Lessee’s final payment of Basic Rent.

8.                                       Options and Notice.

a.                                       If Lessee (i) has not been in default under the Term (initial and/or renewed, if applicable) of the Lease or this Lease Schedule, and (ii) has not had a materially adverse change in its financial condition since the Commencement Date, Lessor grants Lessee the following option(s):

(i)                                     Purchase Option: At the expiration of the Term (initial or renewed, if applicable), Lessee may purchase all but not less than all of the Equipment described in the Lease Schedule for the fair market value in use of the Equipment as of the date of expiration of the Term, to he equal to $197,000.00 (“Exercise Price”), not to be considered a Bargain Purchase Option (the “Purchase Option”).

(ii)                                  Renewal Option One: At the expiation of the Term, Lessee may renew the Lease Term for a period of twelve (12) months (“Renewal Term”) in the form of an Operating Lease at the then fair market rental as determined by Lessor in its sole discretion (“Renewal Option One”).

(iii)                               Renewal Option Two: At the expiration of the Term, Lessee may renew the Lease Term for a period of twelve (12) months (“Renewal Term”) in the form of a Capital Lease to $1.00 out, at $17,551.72 monthly payment, not to be considered a Bargain Purchase Option (“Renewal Option Two”).

(iv)                              Upgrade Option: After twelve (12) months from the Commencement Date, Lessee shall have the right to replace or upgrade up to 50% of the 27 Bally Gaming Devices (at the then fair market wholesale value) at anytime prior to the expiration of the twenty-fourth (24th) month of this Lease Schedule (collectively, the “Upgrade Option”) with new slot machines acceptable to Lessor (the “Replacement Equipment”) in its sole discretion only if the following conditions are met to the reasonable satisfaction of Lessor: (i) Lessee is not in default under the Lease, (ii) there are no material changes to Lessee’s condition (financial, business or otherwise), (iii) Lessee gives Lessor 90 days’ written notice of the exercise of the Upgrade Option, (iv) Lessee agrees to lease the Replacement Equipment from Lessor under a new Equipment lease schedule reflecting terms and rental factor consistent with terms generally available from Lessor at that time, and (v) Lessee delivers the returned Equipment to Lessor in like new condition, normal wear and tear excepted. Upon receipt of the returned Equipment and execution of the appropriate documents evidencing the obligation of the Lessee to lease the Replacement Equipment, Lessor shall reduce the Basic Rent due under the Equipment Schedule based on the then established wholesale value (as determined by Lessor) of the Equipment.

(v)                                 Option to Return Equipment: At the expiation of the Term (initial and/or renewed, if applicable), Lessee may return the Equipment to Lessor at a facility designated by Lessor, according to the terms of the Lease.  In the event such an election is made, the Lessor shall, within thirty (30) days from the equipment return, obtain three (3) valid and legitimate Wholesale Bids (which may include bids directly from Lessee, if any) from independent third parties, for the sale and purchase of the equipment.  Lessee shall become obligated to Lessor for the deficiency between the highest bid and the Exercise Price (“Deficiency Clause”) (the “Return Option”).

b.                                      Unless otherwise specified above, Lessee must give written notice of the exercise of any option 120 days prior to the expiration of a term. If written notice of exercise of any Purchase Option or Renewal Option is not received within a notification period as specified herein, the applicable term shall be automatically renewed for an additional 120 days at the most recent Basic Rent as set forth under the Lease Schedule (the “Automatic Renewal Term”).  Upon timely receipt of such notice of exercise, receipt of the payment of all Rent due under the Lease and payment of the Exercise Price, Lessor will, with exercise of the Purchase Option, execute and deliver to Lessee a Bill of Sale for the Equipment described in the Lease Schedule. Upon failure of the Lessor to so deliver a Bill of Sale, this Option shall then constitute a conveyance of the Equipment in accordance herewith. Payment in full of the Exercise Price shall be due and payable on or before the expiration of the Term, Renewal Term or Automatic Renewal Term. If Lessee has not been in default under the terms of the Lease at the expiration of the Term, Renewal Term or Automatic Renewal Term, Lessee may, upon 120 days advance written notice, notify Lessor of its decision to terminate the Lease Schedule and, thereupon Lessee shall, at Lessee’s expense, return the Equipment to Lessor at a facility designated by Lessor, according to the terms of the Lease. Lessee shall in all respects remain obligated under the Lease for payment of Rent, care, maintenance, delivery, use and insurance of the Equipment until Lessor inspects and accepts the Equipment.  In the event it shall at any time be determined that by reason of the options hereby given or otherwise that the lease of the Equipment to which the Purchase Option or the Renewal Option applies was in fact a sale to the Lessee of the Equipment, the Lessee agrees that neither it nor its successors or assigns has or will have any claim or cause of action against Lessor, its successors or assigns, for any reason for loss sustained by virtue of such determination.

c.                                       Lessee acknowledges that the Equipment sold by Lessor under the Purchase Option is being sold in an “as is, where is” condition. Lessor makes, and will make, no representations or warranties regarding the Equipment, its suitability for Lessee’s purpose, or its compliance with any laws.  Lessee hereby assumes all liability for the Equipment and agrees to indemnify Lessor per the terms of the Lease for any claims whatsoever arising out of the purchase of the Equipment.

9.                                       UCC Filings.  Lessee hereby authorizes Lessor to file any and all UCC-1 and/or UCC-3 statements and/or amendments thereto related to this Lease Schedule or the Equipment without Lessee’s authentication, to the extent permitted by applicable law.

10.                                 Incorporation of Lease.  All of the provisions of the Lease are incorporated by reference herein as if set forth fully herein.

Dated:	12/30/03

LESSEE:		LESSOR:

By:	/s/ Thomas E. Fox	By:

Print Name:	Thomas E. Fox	Print Name:

Its:	Chief Financial Officer	Its: